Exhibit 3.7

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
VISTRA OPERATIONS COMPANY LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Vistra Operations Company LLC (the “Company”), dated this 4th  day of September, 2026, is entered into by Vistra Intermediate Company LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”), for the purpose of governing the affairs of the Company.

WHEREAS, the Member entered into a Limited Liability Company Agreement for the Company dated effective as of May 4, 2016 (the “Original Agreement”), and the Original Agreement was amended and restated by that certain Amended and Restated Limited Liability Company Agreement for the Company dated effective as of November 14, 2016 (the “Prior Agreement”); and

WHEREAS, this Agreement amends and restates the Prior Agreement in all respects, and constitutes the governing instrument of the Company.

1.          Name.  The name of the limited liability company formed hereby is Vistra Operations Company LLC.

2.          Filing of Certificates.  The Member, as an authorized person within the meaning of the Delaware Limited Liability Company Act (6 Del. C. § 18‑101, et seq.), as amended from time to time (the “Act”), shall execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Delaware.  The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.          Purposes.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4.        Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

5.          Principal Business Office.  The principal business office of the Company shall be located at 6555 Sierra Drive, Irving, Texas 75039, or at such other location as may hereafter be determined by the Member.

6.         Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o Capitol Services, Inc., 108 Lakeland Avenue, Dover, DE 19901.

7.          Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc., 108 Lakeland Avenue, Dover, DE 19901.

8.          Member.  The name and the mailing address of the Member is set forth on Schedule I hereto.

9.          Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.      Admission of Member.  The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement.

11.        Capital Contributions.  The Member is not required to make any capital contribution to the Company.  However, the Member may voluntarily make capital contributions to the Company at any time.

12.        Allocation of Profits and Losses.  For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.

13.        Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member or, if the Member appoints a Board of Managers (as defined below), the Board of Managers.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.        Management.

(a)       Board; Powers.  The business and affairs of the Company shall be managed by or under the direction of the “Board of Managers”.  The Board of Managers shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware.  Each Manager (as defined below), is hereby designated a “manager” of the Company within the meaning of the Act.

(b)          Number, Appointment; Tenure.  The Board of Managers shall consist of the number of individuals determined by the Member from time to time (each, a “Manager”).  Each Manager shall hold office until a successor is duly elected and qualified or until such Manager’s earlier death, disqualification, resignation or removal.

(c)        Quorum; Acts of the Board of Managers.  At all meetings of the Board of Managers, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers.  If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if all members of the Board of Managers or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or committee, as the case may be.

(d)        Electronic Communications.  Members of the Board of Managers, or any committee designated by the Board of Managers, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(e)          Committees of the Board of Managers.

(i)       The Board of Managers may, by resolution passed by a majority of the whole Board of Managers, designate one or more committees, each committee to consist of one or more of the Managers of the Company.

(ii)       Any such committee, to the extent provided in the resolution of the Board, and subject in all cases to the provisions of this Agreement and applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

(f)          Removal of Managers.  Unless otherwise restricted by law, any Manager or the entire Board may be removed, with or without cause, at any time by the Member.

15.        Officers.  The Board of Managers may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”).  Any delegation pursuant to this Section 15 may be revoked at any time by the Board of Managers.  An Officer may be removed with or without cause by the Board of Managers.

16.        Waiver of Fiduciary Duties.  This Agreement is not intended to, and does not, create or impose any implied duty (including, without limitation, any fiduciary duty and, for purposes of clarity, any prohibition on usurping opportunities of the Company) otherwise existing at law or in equity on the Member, a member of the Board of Managers, any Officer or any affiliate, officer, director, employee or agent of the Member (each of the foregoing, a “Responsible Party”).  To the fullest extent permitted by applicable Law, except in the case of fraud, the Company and any other person or entity that is a party to or is otherwise subject to or bound by this Agreement (each of the foregoing, a “Subject Party”) hereby expressly waives any and all duties (including, without limitation, fiduciary duties and, for purposes of clarity, any prohibition on usurping opportunities of the Company) that, absent such waiver, may be implied at law or in equity or otherwise owed to a Subject Party, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Responsible Parties are only as expressly set forth in this Agreement.

17.        Exculpation and Indemnification.

(a)         No Responsible Party (collectively, the “Covered Persons”) shall be liable to the Company, the Member, or any other person or entity who is a party to or is otherwise subject to or bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)         Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is a Member or Manager of the Company or while a Member or Manager of the Company is or was serving at the request of the Company as a member, manager, officer, employee, agent or trustee of another limited liability company, of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Company to the full extent authorized by applicable law, including, without limitation, by the Act, as the same exists or may thereafter be amended, against all expense, liability and loss (including reasonable and documented attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that except as otherwise required by law, the Company shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (i) such indemnitee, or (ii) the Company in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Members or Board of Managers.

(c)         In addition to the right to indemnification conferred in Section 17(b), an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Company the expenses (including reasonable and documented attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required under Section 17(b) in advance of its final disposition (hereinafter an “advancement of expenses”); provided however, that an advancement of expenses shall be made only upon delivery to the Company of any undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under Section 17 or otherwise.

(d)        The rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of Members, provisions of this Agreement, or otherwise.

(e)        The Company may maintain insurance, as its expense, to protect itself and any Member, Manager, employee or agent of the Company or any other limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(f)        In all events, (i) the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligation to an indemnitee to provide advancement and/or indemnification to such indemnitee is primary and any obligation of any Member of the Company (including an affiliate thereof, other than the Company) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of any Member (or any affiliate thereof, other than the Company) to provide insurance coverage, for the same expenses, liabilities and losses (including reasonable and documented attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) incurred by such indemnitee are secondary and (ii) if any Member (or any affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such indemnitee, then (x) such Member (or affiliate, as the case may be), shall be fully subrogated to all rights of such indemnitee with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless such Member (or such affiliate, as the case may be), for all such payments actually made by such Member (or such affiliate, as the case may be).

(g)        The Company may, to the extent and in the manner permitted by applicable law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company.

(h)       The rights conferred upon the indemnitees in this Section 17 shall be contract rights and such rights shall continue as to indemnitee who has ceased to be a Member, Manager or officer, or who has ceased to serve at the request of the Company as a member, manager, officer, employee, agent or trustee of a limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of this Section 17 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

(i)         Notwithstanding anything in this Section 17 to the contrary, the Company shall not be liable to indemnify any indemnitee under this Section 17 for any amounts paid in settlement of an proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld or delayed, or for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of the proceeding.

(j)         In the event of payment under this Section 17, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(k)         If any provision or provisions of this Section 17 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the (a) validity, legality and enforceability of the remaining provisions of this Section 17 (including, without limitation, all portions of any paragraph of this Section 17 containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be effected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Section 17 (including, without limitation, all portions of any paragraph of this Section 17 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Company provide protect to the indemnitee to the fullest enforceable extent.

18.      Resignation.  The Member may at any time resign from the Company.  If the Member resigns pursuant to this Section 18, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

19.       Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.

20.         Dissolution.

(a)         The Company shall dissolve and its affairs shall be wound up upon the first to occur of:  (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18‑802 of the Act.

(b)         In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18‑804 of the Act.

21.        Benefits of Agreement; No Third-Party Rights.  The provisions of this Agreement are intended solely to benefit the Member and the other Responsible Parties.

22.       Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23.        Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24.       Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

25.       Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 4th day of September, 2026.

VISTRA INTERMEDIATE COMPANY LLC

By:	/s/ Yuki Whitmire
Name:	Yuki Whitmire
Title:	Vice President, Associate General Counsel, and Corporate Secretary

Schedule I

Name	Address

Vistra Intermediate Company LLC	6555 Sierra Drive Dallas, TX 75201

Schedule I